EXHIBIT 10.1

SETTLEMENT AGREEMENT

Execution Copy

AGREEMENT

This Agreement (the “Agreement”) is entered into this 9th day of September, 2005, by and between Sizeler Property Investors, Inc., a Maryland corporation (“Sizeler” or the “Company”), on the one hand, and First Union Real Estate Equity and Mortgage Investments, an Ohio business trust, (the “Proponent”), on the other hand.

In consideration for the covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Covenants of Sizeler. Sizeler represents, warrants, covenants and agrees that, in reliance on the covenants and agreements of Proponent set forth in Section 2 below and the mutual covenants and agreements of the parties set forth in Section 3 below:

(a) the Board of Directors of Sizeler (the “Board”) has elected one designee of Proponent reasonably acceptable to the Board to fill a vacancy on the Board that has been created by the resignation of one Sizeler director (who was originally elected to serve until the 2006 annual meeting of stockholders) concurrently with the execution hereof, which election shall be effective upon the execution and delivery of this Agreement; such designee shall serve until the 2006 annual meeting of stockholders and until his successor is elected and qualifies;

(b) in the event that the size of the Board is increased to eight or more persons, whether by action of the Board or Sizeler’s stockholders, the Board will take all steps necessary to provide that two designees of Proponent are members of the Board; without the consent of the Proponent or unless the holders of at least a majority of the voting power of Sizeler’s outstanding stock shall have approved such increase, the size of the Board shall not be increased to greater than eight persons;

(c) provided that Proponent has not nominated its own slate of directors or made a stockholder proposal, the Board (including its nominating committee) will renominate Proponent’s designee or designees (if there are two designees as a result of paragraph 1(b)) for reelection at the 2006 and 2007 annual meetings of stockholders;

(d) the Board (including its nominating committee) will nominate, present and recommend for election to the Sizeler stockholders at Sizeler’s 2005 annual meeting of stockholders (the “2005 Annual Meeting”) a slate of two director candidates consisting of Sidney W. Lassen and William G. Byrnes (the “Board Nominees”), subject to any decision one or more of such Board Nominees may make not to stand for election;

(e) the Board has elected (and will reelect consistent with paragraph 1(c)) a minimum of one designee of Proponent to serve on its Compensation Committee and its Real Estate Acquisition Committee, effective upon execution and delivery of this Agreement. The Board will not alter the current practice that all independent directors of the Board (determined with reference to the provisions of the New York Stock Exchange Listed Company Manual (the “Listed Company Manual”)) are the only members of the Board to serve on the Nominating and Corporate Governance Committee. The Board has renamed the Real Estate Acquisition Committee the “Strategic Direction and Acquisition Committee.” The Board has adopted a charter for the Strategic Direction and Acquisition Committee, a copy of which is attached hereto as Exhibit A;

(f) the Board has adopted, declared advisable and recommended for stockholder approval at the 2005 Annual Meeting an amendment of the Company’s Articles of Incorporation (the “Charter”), attached hereto as Exhibit B, to effect the elimination of the Company’s staggered board of directors by the time of the 2007 annual meeting of stockholders. This will be accomplished by providing that the two nominees elected at the 2005 Annual Meeting will be elected to a one-year term; that at Sizeler’s 2006 annual meeting of stockholders all nominees (whether elected at the 2005 Annual Meeting or serving for a three year term ending at the 2006 annual meeting) will be elected to a one year term, and that at Sizeler’s 2007 annual meeting of stockholders and thereafter, all nominees will be elected to a one year term. If the foregoing amendment to the Charter is adopted by the requisite vote of the stockholders, the Company shall cause an amendment to the Charter to be promptly filed with the Maryland State Department of Assessments and Taxation and shall cause its Bylaws to be amended to the extent necessary to reflect such amendment;

(g) Sizeler’s 2006 annual meeting of stockholders will be held within the 31 days commencing September 27, 2006. The Company will give a minimum of 30 days’ advance public notice of its nominees for election or reelection to the Board;

(h) through October 31, 2006, the Company will not issue any equity securities (or securities convertible into or redeemable for equity securities) for cash (except for issuances to employees and to officers and directors under stockholder-approved plans), unless such issuance has been approved by a majority of the Board which majority shall include at least one designee of Proponent;

(i) the Board has adopted an amendment to the Bylaws of the Company in the form set forth in Exhibit C hereto;

(j) the Company shall cause to be filed with the Securities and Exchange Commission within two business days of the date hereof a Current Report on Form 8-K disclosing the agreements provided for herein and an amendment to its Proxy Statement for the 2005 Annual Meeting providing for the proposal contemplated by Section 1(f) hereof and such other changes as may be required or advisable; and

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(k) The Company will reimburse the Proponent for up to $375,000 of documented legal and proxy-related expenses within 10 business days of receipt of acceptable supporting documentation.

2. Covenants of Proponent. Proponent, on behalf of itself and its executive officers, and affiliates (i.e. persons controlling, controlled by, or under common control with the Proponent), represents, warrants, covenants and agrees that, in reliance on the covenants and agreements of Sizeler set forth in Section 1 above and the mutual covenants set forth in Section 3:

(a) Proponent will support the election of the Board Nominees, agrees to vote all shares beneficially owned by it in favor of the Board Nominees, and agrees to refrain from taking any action inconsistent with the foregoing; Proponent has executed an irrevocable proxy in the form attached hereto as Exhibit D;

(b) Proponent will cause certain of its executive officers to deliver the undertaking set forth in Exhibit E;

(c) Proponent will not: (i) solicit authority, directly or indirectly, from any Sizeler stockholder, or directly or indirectly encourage or assist any other party to solicit authority from any Sizeler stockholder, to elect or vote for any candidate or candidates for election to the Board at the 2005 Annual Meeting other than the Board Nominees or otherwise present for consideration to any Sizeler stockholder in connection with the 2005 Annual Meeting any candidates other than the Board Nominees, (ii) engage in any campaign or efforts to have votes withheld from or otherwise discredit any of the Board Nominees in connection with the 2005 Annual Meeting or cause any other party to do so, (iii) solicit authority, directly or indirectly, from any Sizeler stockholder, or directly or indirectly encourage or assist any other party to solicit authority from any Sizeler stockholder, to make or vote for any proposal regarding any possible liquidation of the Company; or (iv) assist any other party in doing any of the foregoing;

(d) within two business days hereof, Proponent will amend or cause to be amended its Schedule 13D to indicate that: (i) Proponent will not solicit authority to elect candidates to the Board at the 2005 Annual Meeting other than the Board Nominees, in light of reaching an agreement with the Company set forth herein; (ii) Proponent will not take any action in furtherance of any non-binding shareholder proposal for the liquidation of the Company; (iii) Proponent has abandoned all demands related to: (a) the liquidation of the Company; (b) cancellation of the Company’s shareholder rights plan and the non-transferable rights issued thereunder and currently outstanding; (c) the sale of the Company’s

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enclosed regional malls; (d) removal of the Company’s executive officers; (e) declaration of a special dividend; and (f) any other matter described in Proponent’s preliminary proxy statement filed with the Securities and Exchange Commission on August 12, 2005 ; and (iv) Proponent will not take any action in furtherance of the items described in the foregoing clause (iii), except to the extent that any such actions have been approved by a majority of the Board;

(e) the Proponent hereby withdraws the notices of its intention to nominate Michael L. Ashner and Peter Braverman to the Board and the notice of its intention to make a shareholder proposal favoring a liquidation of the Company, and, promptly following the joint public announcement of this Agreement, shall advise the Securities and Exchange Commission in writing of the same; for purposes of clarity, any demand to inspect certain records and lists of Sizeler stockholders (including any list of non-objecting beneficial owners) and certain other documents, to the extent remaining outstanding, is hereby rescinded; and

(f) Proponent shall not, prior to the Company’s public announcement contemplated by Section 1(g) hereof, directly or indirectly (i) engage in any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)), or form, join in or in any way participate in a “group” (as defined in Regulation 13D under the Exchange Act) with respect to the voting securities of the Company, (ii) grant any proxies with respect to any voting stock of the Company, other than in connection with a solicitation of proxies by the Board, (iii) take any action to call a special meeting of stockholders of the Company, (iv) make any stockholder proposals in respect of the Company, including but not limited to proposals (a) to nominate directors to be elected at any annual or special meeting of the stockholders of the Company, (b) relating to any liquidation of the Company, (c) relating to cancellation of the Company’s shareholder rights plan and the non-transferable rights issued thereunder and currently outstanding; (d) providing for the sale of the Company’s enclosed regional malls; (e) providing for the removal of the Company’s executive officers; and (f) relating to any declaration of any special dividend; (v) take any action that would result in Proponent, whether acting alone or together with one or more other persons or as participants in a group, becoming the Beneficial Owner or the Constructive Owner (as defined in the Charter) of a percentage of the Company’s common stock in excess of the Ownership Limit (as defined in the Charter), provided that the Proponent shall not be restricted by this clause (v) from making an offer to acquire any or all of the Company’s outstanding common stock in response to or following a similar offer by a person who is not affiliated with the Proponent (other than an affiliation arising solely from Proponent being a significant stockholder of Sizeler and having one or more designees on the Board) and whom the Proponent has not encouraged or assisted in making such an offer; or (vi) take any action in furtherance of any of the foregoing.

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3. Mutual Covenants.

(a) The Company and the Proponent will issue or cause to be issued, on or about 8:30 a.m. on September 12, 2005, a press release in the form attached hereto as Exhibit F.

(b) The parties have executed the Mutual General Release in the form of Exhibit G.

(c) The Company and the Proponent will, concurrently with the execution hereof, execute a stipulation of voluntary dismissal pursuant to Rule 41(a) of the Federal Rules of Civil Procedure, in the case of Sizeler Property Investors, Inc., J. Terrell Brown, William Byrnes, Harold Judell, Sidney W. Lassen, Thomas A. Masilla, Jr., James McFarland, Richard Pearlstone, James R. Peltier and Theodore H. Strauss v. First Union Real Estate Equity & Mortgage Investments, Civil Action No. 1:05-cv-718-RDB in the form of Exhibit H hereto. The Company will cause the stipulation to be filed within 2 business days of the execution hereof.

4. No Assurances. No party to this Agreement provides any guarantees or assurances that each of the Board Nominees will be elected by the stockholders, will agree to serve, or will actually serve, a full term if elected and no party makes any representation or warranty as to the fitness of any Board Nominee to serve on the Board.

5. General.

(a) Each of the parties hereto represents and warrants to the other that:

(i) Such party is duly organized, validly existing and in good standing under the laws of the State of its formation.

(ii) The execution, delivery of, and performance of such party’s obligations and responsibilities under, this Agreement has been duly and validly authorized by all necessary action on the part of such party, including, without limitation approval by such party’s Board of Directors, and this Agreement is a valid and binding obligation of such party and enforceable against such party in accordance with its terms.

(iii) Neither the execution and delivery of this Agreement by such party, nor the performance by such party of its obligations hereunder, will result in a breach, violation or default by such party of any provision of law or of its organizational documents or of any other agreement or arrangement to which such party is a party or by which it is bound or to which it or its assets is subject.

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(iv) The individual set forth below as signatory to this Agreement for such party has the authority to execute this Agreement on behalf of such party and to bind such party to the terms hereof.

(b) This Agreement shall be governed by the laws of the State of Maryland, without regard to the conflicts of law provisions thereof. Any controversy arising out of this Agreement shall be litigated exclusively in the U.S. District Court for the District of Maryland, Northern Division or in the Circuit Court for Baltimore City, Maryland.

(c) (i) The covenants contained in this Agreement shall expire immediately following conclusion of the Company’s 2006 annual stockholders’ meeting; provided that the covenants in Sections 1(b), 1(c) and 1(e) shall expire immediately following conclusion of the Company’s 2007 annual stockholders’ meeting.

(ii) Notwithstanding any other provision of this Agreement, the covenants of Sizeler contained in this Agreement shall expire immediately upon the Proponent being the beneficial owner of less than 2.0% of the issued and outstanding common stock of Sizeler, determined by reference to (a) the actual number of shares of the common stock of Sizeler issued and outstanding at the close of business on a given day as certified by Sizeler’s transfer agent and (b) either (i) the most recently available information filed with the Securities and Exchange Commission by the Proponent regarding the Proponent’s holdings of the common stock of Sizeler, or (ii) the actual number of shares of common stock of Sizeler held by the Proponent on any given business day, which number the Proponent hereby covenants to certify and provide to Sizeler within two business days of a request therefor by Sizeler.

(d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties hereto agree to renegotiate such provision(s) in good faith so as to become enforceable while hewing as closely as possible to the original intent. In the event that the parties hereto cannot reach a mutually agreeable and enforceable replacement for such provision(s), then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall remain enforceable in accordance with its terms.

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(g) Each party hereto acknowledges that its breach of this Agreement would cause irreparable injury to the other for which monetary damages would not be an adequate remedy. Accordingly, a party hereto will be entitled to injunctions and other equitable remedies in the event of such a breach by the other party hereto.

(h) This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties with respect to the subject matter hereof are expressly canceled.

[Signature page follows]

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Execution Copy

In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by themselves or their duly authorized officer or attorney-in-fact as of the date first set forth above.

SIZELER PROPERTY INVESTORS, INC.

By:	/s/ Sidney W. Lassen

Print Name: Sidney W. Lassen

Title: Chief Executive Officer

FIRST UNION REAL ESTATE
EQUITY AND MORTGAGE INVESTMENTS

By:	/s/ Michael L. Ashner

Print Name: Michael L. Ashner

Title: Chief Executive Officer

[Signature page to Settlement Agreement]

EXHIBIT A

Strategic Direction and Acquisition Committee Charter

Charter

Strategic Direction and Acquisition Committee

1. They committee shall review and approve or disapprove any asset purchase or sale for a minimum of $5 million.

2. The committee shall review investment criteria used for the purchase and sale of portfolio properties.

3. The committee shall consult with management regarding investment policies for the Company and management action in furtherance of the Company’s investment policies.

4. The committee shall review strategic alternatives available to the Company and consult with the Board of Directors concerning strategic initiatives to be undertaken; however, final decision-making authority with respect to strategic alternatives shall be vested exclusively with the Board of Directors.

5. The committee shall be comprised exclusively of independent directors (determined under NYSE Rules and Listing Standards), except that the chief executive officer shall be a member.

6. At least one member of the committee shall be a designee of First Union Real Estate Equity and Mortgage Investments (“FUR”).

7. The Committee shall report to the Board of Directors at each regularly scheduled board meeting and such other times as is requested.

8. The Committee shall keep appropriate records of its deliberations and shall adopt rules governing its internal operation.

9. This Charter shall not be amended, modified, or rescinded without the consent of a majority of the Board of Directors of the Company, which majority shall include at least one designee of FUR. This provision number 9 shall expire immediately upon FUR being the beneficial owner of less than 2.0% of the issued and outstanding common stock of the Company, determined by reference to (a) the actual number of shares of the common stock of the Company issued and outstanding at the close of business on a given day as certified by the Company’s transfer agent and (b) either (i) the most recently available information filed with the Securities and Exchange Commission by FUR regarding FUR’s holdings of the common stock of the Company, or (ii) the actual number of shares of common stock of the Company held by FUR on any given business day.

Adopted: September 9, 2005.

EXHIBIT B

Form of Charter Amendment

ARTICLES OF AMENDMENT

OF

SIZELER PROPERTY INVESTORS, INC.

Sizeler Property Investors, Inc., a Maryland corporation (the “Corporation”), having its principal office in Kenner, Louisiana, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting Article VII Section 3 in it entirety and inserting in lieu thereof the following:

“Until the annual election of directors by the stockholders of the Corporation in 2007 and except for the directors elected by the holders of any one or more series of preferred stock of the Corporation as provided in Section 2 of this Article VII, the directors of the Corporation shall be divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of directors. The term of office of the class of directors elected in 2003 shall expire at the annual election of directors by the stockholders of the Corporation at the 2006 annual meeting, the term of office of the class of directors elected in 2004 shall expire at the annual election of directors by the stockholders of the Corporation at the 2007 annual meeting, and the term of office of the class of directors elected in 2005 shall expire at the annual election of directors by the stockholders of the Corporation in 2006, or in each case thereafter when their respective successors are elected by the stockholders and qualify. At each annual election of directors by the stockholders of the Corporation beginning in 2005, the directors chosen to succeed those whose terms have expired shall be elected by the stockholders of the Corporation for a term ending at the next annual election of directors by the stockholders of the Corporation, or thereafter when their respective successors in each case are elected by the stockholders and qualify. Commencing with the annual election of directors by the stockholders of the Corporation in 2007, the classification of the Board of Directors shall terminate and all directors shall be of one class, except for the directors elected by the holders of any one or more series of preferred stock of the Corporation as provided in Section 2 of this Article VII.”

SECOND: The charter of the Corporation is hereby amended by deleting Article VII Section 4 in it entirety and inserting in lieu thereof the following:

“Subject to the rights of holders of any class separately entitled to elect one or more directors, a director may be removed from office by the affirmative vote of the holders of at least 75% of the combined voting power of all shares of capital stock entitled to be cast in the election of directors voting together as a single class, at a meeting of stockholders called expressly for that purpose.”

THIRD: The foregoing amendments were advised by the board of directors and approved by the stockholders of the Corporation.

IN WITNESS WHEREOF, Sizeler Property Investors, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and witnessed and attested by its Secretary on this      day of                     , 2005, and the undersigned acknowledges the same to be the act of said Corporation, and that to the best of his knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	SIZELER PROPERTY INVESTORS, INC.

By:
Thomas A. Masilla, Jr., President

EXHIBIT C

Bylaws Amendment

AMENDMENT

TO THE BYLAWS OF

SIZELER PROPERTY INVESTORS, INC.

By resolutions adopted by the Board of Directors of Sizeler Property Investors, Inc. (the “Corporation”), on September 9, 2005, the Board of Directors authorized the following amendment to the Corporation’s Bylaws, as amended:

1.	Section 1 of Article II is to be amended by inserting “1.1.” immediately before the first paragraph of the Section, and adding the following paragraph to the end of the Section:

“1.2. Notwithstanding the foregoing, the Corporation will give a minimum of 30 days’ advance public notice of the record date for stockholders entitled to vote at the Corporation’s 2006 annual meeting, which notice shall include the Board of Director’s nominees for election or reelection to the Board of Directors.”

2.	Section 11 of Article II is to be amended by inserting “11.1.” immediately before the first paragraph of the Section, and adding the following paragraph to the end of the Section:

“11.2. Notwithstanding the foregoing, the notice provisions of this Section 11 shall not apply to any nomination of persons for election of directors by First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (“First Union”), that is presented for action at the Corporation’s 2006 annual meeting of stockholders if such nomination is made within 10 days following the public notice by the Company required by Article II Section 1.2 of these Bylaws.”

3.	Section 12 of Article II is to be amended by inserting “12.1.” immediately before the first paragraph of the Section, and adding the following paragraph to the end of the Section:

“12.2. Notwithstanding the foregoing, the notice provisions of this Section 12 shall not apply to any proposal to conduct business submitted by First Union that is presented for action at the Corporation’s 2006 annual meeting of stockholders if made within 10 days following the public notice by the Company required by Article II Section 1.2 of these Bylaws.”

4.	Section 2 of Article III is to be amended by inserting “2.1.” immediately before the first paragraph of the Section, and adding the following paragraph to the end of the Section:

“2.2. In the event the Corporation has 7 directors, 1 of the directors shall be a designee of First Union reasonably acceptable to the Board of Directors of the Corporation. In the event the Corporation has 8 or more directors, 2 of the directors shall be designees of First Union reasonably acceptable to the Board of Directors of the Corporation.”

5.	Section 1 of Article IV is to be amended by inserting “1.1.” immediately before the first paragraph of the Section, and adding the following paragraph to the end of the Section:

“1.2. Notwithstanding the foregoing, the Board of Directors shall appoint, and the Corporation shall maintain, a Nominating/Corporate Governance Committee that shall consist of all of the independent directors of the Board of Directors (determined with reference to the provisions of the New York Stock Exchange Listed Company Manual).”

6.	Article XVII is to be amended by inserting “Section 1. GENERAL AMENDMENTS” immediately before the first paragraph of the Article, which is designated as Section 1 of Article XVII of the bylaws, and adding the following Section to the end of the Article:

“Section 2. SPECIFIC AMENDMENTS

Notwithstanding the provision of Section 1 of this Article XVII, Subsections 1.2, 11.2 and 12.2 of Article II, Subsection 2.2 of Article III, Sub-section 1.2 of Article IV and this Section 2 of Article XVII may not be repealed or amended, and the Board of Directors of the Corporation may not adopt any bylaw inconsistent with such Subsections or Section, unless (a) such repeal, amendment or inconsistent bylaw has been approved by a majority of the Board of Directors which majority shall include at least one designee of First Union, (b) such repeal, amendment or inconsistent bylaw has been approved by 75% of all of the votes entitled to be cast at any meeting of stockholders called for that purpose (provided that notice of such repeal, amendment or inconsistent bylaw is included in the notice of such meeting), or (c) First Union is the beneficial owner of less than 2% of the issued and outstanding common stock of the Corporation, determined by reference to (i) the actual number of shares of the common stock of the Corporation issued and outstanding at the close of business on a given day as certified by the Corporation’s transfer agent and (ii) either (A) the most recently available information filed with the Securities and Exchange Commission by First

Union regarding First Union’s holdings of the common stock of the Corporation, or (B) the actual number of shares of common stock of the Corporation held by First Union on any given business day.”

The foregoing is certified as an amendment to the Bylaws of the Corporation, adopted by a majority of the Board of Directors effective as of September 9, 2005.

September 9, 2005	Thomas A. Masilla, Jr.
President and Assistant Secretary

EXHIBIT D

Form of Irrevocable Proxy

IRREVOCABLE PROXY

THIS IRREVOCABLE PROXY is entered into as of September 9, 2005 by and between First Union Real Estate Equity and Mortgage Investments, an Ohio business trust, individually and in any Representative Capacity (“First Union”) and Sidney W. Lassen, Thomas A. Masilla, Jr. and William G. Byrnes (each a “Representative” and together the “Representatives”). For purposes of this Agreement, “Representative Capacity” means as a proxy, an executor or administrator of any estate, a trustee of any trust or in any other fiduciary or representative capacity (other than as trustee or administrator of any employee benefit plan) if such person, in such capacity, directly or indirectly possesses the power to vote or dispose or direct the voting of any shares of capital stock of Sizeler Property Investors, Inc., a Maryland corporation (the “Company”).

WHEREAS, as of the date hereof, First Union owns and has the power to vote 1,755,600 shares of common stock, par value $.001 per share, of the Company (the “Shares”); and

WHEREAS, First Union and the Company are parties to that certain Agreement, dated as of September 9, 2005, by and among the Company, First Union and certain individuals named therein (the “Settlement Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. First Union hereby constitutes and appoints each of the Representatives as its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of the Shares (and any and all securities issued or issuable in respect thereof and any shares of the Company’s capital stock acquired by First Union after the date hereof) that First Union is entitled to vote, for and in the name, place and stead of First Union, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise solely with respect to the election of directors to the board of directors of the Company. In the event that all of the Representatives are unable to exercise such power and authority for any reason, First Union agrees to vote all the Shares owned by it with respect to the election of directors to the board of directors of the Company in accordance with the Representatives’ instructions at any such meeting or adjournment thereof, or provide its written consent thereto. All power and authority hereby conferred is coupled with an interest and is irrevocable. For purposes of this Proxy, the term “Shares” includes additional shares of capital stock of the Company hereafter acquired by First Union.

2. First Union hereby covenants and agrees that until this Proxy is terminated in accordance with the terms of Paragraph 5 hereof, it will not, and will agree not to, directly or indirectly, grant any proxy or interest in or with respect to its Shares or deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares.

3. First Union represents and warrants to the Representatives that (a) on the date hereof First Union owns beneficially the Shares; (b) such Shares are all of the securities of the Company owned of record or beneficially by First Union on the date hereof; (c) First Union owns the Shares free and clear of all liens, charges, claims, encumbrances and security interests of any nature whatsoever; and (d) except as provided herein or in the Settlement Agreement, First Union has not granted any proxy with respect to the Shares, deposited the Shares into a voting trust or entered into any voting agreement or other arrangement with respect to the Shares.

4. This Proxy shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Proxy and the rights and obligations hereunder may not be assigned by First Union.

5. This Proxy shall remain in effect from the date hereof until the first to occur of (a) the date upon which First Union is no longer the legal or beneficial owner of any of the Shares and (b) the completion of the Company’s 2005 Annual Meeting of Stockholders; provided, however, this Proxy shall be null and void in the event of a material breach by the Company of the Settlement Agreement.

6. First Union acknowledges that this Proxy is coupled with an interest sufficient in law to support an irrevocable power and, accordingly, the irrevocable nature of this Proxy shall not be terminated by any act of First Union, by lack of appropriate power or authority or by the occurrence of any other event or events.

7. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages. The parties therefore agree that this Proxy shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to the Representatives and First Union for any breach of any agreement, covenant or representation hereunder. This Proxy shall revoke all prior proxies or voting agreements given by First Union at any time with respect to any of the Shares.

8. If any term, provision, covenant, or restriction of this Proxy is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Proxy shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

9. This Proxy shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the provisions thereof relating to conflicts of law.

10. This Proxy may be executed in two counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same document.

[Signature page follows]

In Witness Whereof, the Parties have caused this Proxy to be executed and delivered by themselves or their duly authorized officer or attorney-in-fact as of the date first set forth above.

FIRST UNION REAL ESTATE MORTGAGE AND EQUITY INVESTMENTS

By:

Print Name:

Title:

Sidney W. Lassen

Thomas A. Masilla, Jr.

William G. Byrnes

EXHIBIT E

Undertaking of Executive Officers

UNDERTAKINGS

This Undertaking is made and delivered as of the 9th day of September, 2005, by each of Michael L. Ashner and Peter Braverman (each an “Undersigned”). Concurrently with the delivery of this Undertaking, Sizeler Property Investors, Inc., a Maryland corporation (“Sizeler”) and First Union Real Estate Equity and Mortgage Investments, an Ohio business trust, (the “Proponent”) are entering into an agreement (the “Agreement”) dated the 9th day of September, 2005. Each capitalized terms that is used but not defined herein shall have the meaning ascribed thereto in the Agreement.

WHEREAS, the Undersigned is an executive and trustee of the Proponent;

WHEREAS, the Proponent previously notified Sizeler of the Proponent’s intention to nominate the Undersigned to the Board of Sizeler;

WHEREAS, the Agreement contains, in part, the Proponent’s withdrawal of its nomination of the Undersigned, and certain benefits to the Proponent;

WHEREAS, the Undersigned acknowledges that it is a condition of Sizeler’s entering into of the Agreement that the Undersigned deliver this Undertaking; and

WHEREAS, the Undersigned is deriving material benefit from Sizeler entering into the Agreement with the Proponent and is delivering this Undertaking to induce Sizeler to enter into the Agreement.

NOW, THEREFORE, THE UNDERSIGNED HEREBY MAKES THE FOLLOWING UNDERTAKINGS:

1. To do all things within the Undersigned’s power as an executive, trustee and beneficial owner, where applicable, of the Proponent to cause the Proponent to abide by the terms of the Agreement, including the covenants of the Proponent.

2. To refrain from standing for nomination to Sizeler’s board of directors at the 2005 Annual Meeting.

3. To support the election of the Board Nominees, and agree to take all action within the Undersigned’s power to cause to be voted all shares of Sizeler beneficially owned by the Undersigned or the Proponent in favor of the Board Nominees, and to refrain from taking any action inconsistent with the foregoing.

4. To not: (i) solicit authority, directly or indirectly, from any Sizeler stockholder, or directly or indirectly encourage or assist any other party to solicit authority from any Sizeler stockholder, to elect or vote for any candidate or candidates for election to the Board at the 2005 Annual Meeting other than the Board Nominees or otherwise present for consideration to any Sizeler stockholder in connection with the 2005 Annual Meeting any candidates other than the Board Nominees, (ii) engage in any campaign or efforts to have votes withheld from or otherwise discredit any of the Board Nominees in connection with the 2005 Annual Meeting or cause any other party to do so, (iii) solicit authority, directly or indirectly, from any Sizeler stockholder, or directly or indirectly encourage or assist any other party to solicit authority from any Sizeler stockholder, to make or vote for any proposal regarding any possible liquidation of the Company in connection with the 2005 Annual Meeting; or (iv) assist any other party in doing any of the foregoing.

5. To take any action individually that is otherwise prohibited of the Proponent pursuant to Section 2(f) of the Agreement

Michael L. Ashner

Peter Braverman

EXHIBIT F

Form of Press Release

For Immediate Release

SIZELER PROPERTY INVESTORS INC. AND FIRST UNION REALTY

AND MORTGAGE INVESTMENTS AGREE TO CEASE PROXY CONTEST

AND PENDING LITIGATION

September 12, 2005 - Sizeler Property Investors Inc. (NYSE:SIZ) and First Union Realty and Mortgage Investments (NYSE:FUR) jointly announced today that they have entered into an agreement ending a proxy contest between the parties.

Among other things, the agreement provides for the withdrawal by First Union of its nominees for election to the Board of Directors of Sizeler at the 2005 Annual Meeting of Stockholders and a related stockholder proposal, the dismissal and release of all litigation between them, and the appointment of Michael L. Ashner, Chairman and Chief Executive Officer of First Union, to the Board of Directors of Sizeler, the Compensation Committee of the Board of Directors of Sizeler, and the Strategic Direction and Acquisition Committee of the Board of Directors. The agreement also, among other matters: (i) reduces the number of members of the Board of Directors of Sizeler to 7; (ii) has Sizeler’s

Board adopting and recommending to shareholders for action at the upcoming Annual Meeting of Stockholders an amendment to its charter providing for the elimination of the staggered Board by the 2007 Annual Meeting of Stockholders; and (iii) calls for Sizeler to reimburse First Union up to $375,000 for the latter’s out of pocket costs and expenses incurred in connection with the proxy contest.

With the termination of the proxy contest, Sidney Lassen, Chief Executive Officer of Sizeler, will also continue as chairman of the board and will lead Sizeler’s strategic plan to grow shareholder value. Messrs. Lassen stated, “We are confident that ending the proxy contest and putting in place this agreement serves the best interests of Sizeler, all its shareholders and the communities Sizeler serves.”

Mr. Lassen said, “With the proxy contest behind the company, we are focusing our immediate attention and resources on making sure that each Sizeler property in the areas affected by Hurricane Katrina is fully serving its tenants and community’s needs, while continuing to obtain additional information about the relatively minor portion of our portfolio to which access is currently restricted by governmental authorities. At the same time, we are assessing the impact of the hurricane on Sizeler’s near-term and longer-term operations as well as our previously announced portfolio expansion and repositioning plans. Our strong balance sheet will continue to support the addition of apartments and community centers in rapidly growing markets in the Southeast in furtherance of our growth strategy.”

Mr. Lassen continued: “The appointment of Michael Ashner to our Board, similar to the election of Mark Tanz, will bolster our ability to address the challenges and opportunities before our company. We also acknowledge the long service of Ted Strauss and Tom Masilla on our Board of Directors, and their willingness to step aside from their Board positions at this time to aid this settlement. Their valuable contributions will continue in other capacities, including Tom’s continued service as our President and Chief Operating Officer.”

Michael Ashner, Chairman and Chief Executive Officer of First Union, indicated that “in view of the business uncertainty resulting from the effects of Hurricane Katrina to the Gulf Coast markets, a near term liquidation of Sizeler would be ill advised. In my experience, only buyers benefit when assets are marketed for sale under an aura of distress. Moreover, we agree with Sidney Lassen that Sizeler is well positioned to participate in the investment and development opportunities that will occur in its market areas. We look forward to providing Sizeler with whatever assistance we can with respect to the present challenges it faces and the investment opportunities it may choose to pursue in the future.”

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty properties — sixteen in Louisiana, ten in Florida and four in Alabama.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

Forward-Looking Statements

Investors and potential investors in our securities are cautioned that a number of factors could adversely affect our Company and cause actual results to differ materially from those in forward-looking statements or forecasts made herein or in prior Company statements, including, but not limited to (a) the inability to lease current or future vacant space in our properties; (b) decisions by tenants and anchor tenants who own their space to close stores at our properties, as the result of individual operating decisions, internal reorganization, or other factors; (c) the inability of tenants to pay rent and other expenses or other tenant financial difficulties; (d) disruption of tenant operations or uninsured repair costs as the result of hurricanes in the southeastern U.S. or other adverse weather conditions or forces of nature; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at our properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by us; (j) force majeure as it relates to construction and renovation projects; (k) possible dispositions of mature properties because we are continuously engaged in the examination of our various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) the adverse tax consequences if we were to fail to qualify as a REIT in any taxable year; and (o) inability to purchase or sell properties in the amount and at the times expected or forecast by management; (p) increases in market prices for properties such that the Company would be required to purchase properties at lower cap rates or at lower revenue run rates; (q) inability of our Company to implement its strategic initiatives or achieve previously forecasted operating performance for the foregoing reasons, due to the effects of Hurricane Katrina, or for other reasons. In addition, the full effects of Hurricane Katrina cannot be fully assessed at this time, and have resulted in various uncertainties for Sizeler, in addition to those disclosed above, and for the storm-affected areas in general, among others: (i) the full extent of storm damage and related conditions within the New Orleans metropolitan area and other areas affected by the storm and the uncertainty of when appropriate responses will be put into place, including repairs to utilities, public water and sewer systems, and other key parts of the infrastructure; (ii) the near-term and longer-term economic effect of Hurricane Katrina on the economies in markets affected by the storm and resulting effects on demands for retail and apartment space and valuations for properties in these asset classes; (iii) the impact of Hurricane Katrina on the claims-paying ability of the Company’s insurers, as well as actions that may be taken by the insurance industry to limit payments for certain types of damages. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements made herein or previously made (including those made in filings and disclosures prior to Hurricane Katrina), whether as a result of new information, future events, changes in assumptions or otherwise.

# # # # # #

PROXY SOLICITATION

Because Sizeler is currently soliciting proxies for its 2005 annual meeting of stockholders, it is required to make the following disclosures to its stockholders:

SIZELER PROPERTY INVESTORS, INC. AND ITS DIRECTORS, INCLUDING THOSE DIRECTORS WHO ARE ALSO EXECUTIVE OFFICERS, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 27, 2005. A LISTING OF THE SIZELER DIRECTORS AND CERTAIN OTHER INFORMATION REGARDING THEIR DIRECT AND INDIRECT INTERESTS IN THE SOLICITATION IS INCLUDED IN EXHIBIT A TO THE COMPANY’S PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED ON AUGUST 22, 2005.

SIZELER WILL ALSO BE FILING A DEFINITIVE PROXY STATEMENT, FORM OF PROXY SOLICITED BY SIZELER’S BOARD OF DIRECTORS AND OTHER

RELEVANT DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH ITS 2005 ANNUAL MEETING. STOCKHOLDERS OF SIZELER ARE ADVISED TO READ, WHEN AVAILABLE, SIZELER’S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH SIZELER’S SOLICITATION OF PROXIES FOR THE 2005 ANNUAL MEETING TO BE HELD ON OCTOBER 27, 2005 BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF SIZELER AND OTHER INTERESTED PARTIES MAY OBTAIN FREE OF CHARGE, WHEN AVAILABLE, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED BY SIZELER WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED ON AUGUST 22, 2005), AT THE SEC’S INTERNET WEBSITE HTTP://WWW.SEC.GOV AND ALSO ON SIZELER’S INTERNET WEBSITE HTTP://WWW.SIZELER.NET. THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED AUGUST 22, 2005, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY SOLICITED BY SIZELER’S BOARD OF DIRECTORS FOR THE 2005 ANNUAL MEETING TO BE HELD ON OCTOBER 27, 2005 ALSO MAY BE OBTAINED FREE OF CHARGE BY CONTACTING MORROW & CO., INC., WHICH IS ASSISTING SIZELER IN THE SOLICITATION OF PROXIES, AT (800) 654-2468 OR (212) 754-8000 (COLLECT).

Sizeler contact info:	First Union contact info:

Andrea Calise/ Adam Weiner	Carolyn Tiffany
Kekst and Company	Chief Operating Officer
(212) 521-4800	(617) 570-4614

EXHIBIT G

Form of Mutual General Release

MUTUAL GENERAL RELEASE

This Mutual General Release (the “Release”) is entered into this 9th day of September, 2005, by and between Sizeler Property Investors, Inc., a Maryland corporation, (“Sizeler” or the “Company”) and First Union Real Estate Equity and Mortgage Investments, an Ohio business trust, (“Proponent”). Sizeler and Proponent are referred to together herein as the “Parties.”

WHEREAS, the Parties have entered into an agreement (the “Agreement”) of even date, to which this Release is Exhibit D;

WHEREAS, pursuant to the Agreement, the Parties have agreed to execute this Release;

WHEREAS, Sizeler and Proponent are parties to the action pending in the United States District Court for the District of Maryland styled, Sizeler Property Investors, Inc., J. Terrell Brown, William Byrnes, Harold Judell, Sidney W. Lassen, Thomas A. Masilla, Jr., James McFarland, Richard Pearlstone, James R. Peltier and Theodore H. Strauss v. First Union Real Estate Equity & Mortgage Investments, Civil Action No. 1:05-cv-718-RDB (the “Litigation”), all claims and counterclaims of which Litigation shall be dismissed pursuant to the Agreement;

NOW, THEREFORE, in consideration for the covenants and other agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1. General Release of Proponent. Sizeler, on its behalf and on behalf of any and all of its current or former affiliated entities, benefit plans, departments, stockholders, officers, directors, employees, representatives, agents, attorneys, successors, and assigns (collectively, the “Sizeler Releasors”), in reliance on the covenants and agreements of Proponent set forth in this Release and the Agreement, hereby releases and forever discharges Proponent and any and all of its current or former affiliated entities, benefit plans, departments, stockholders, officers, directors, employees, representatives, agents, attorneys, successors, and assigns (collectively, the “Proponent Released Parties”), to the fullest extent allowed by law, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, whether known or unknown, suspected or unsuspected, which the Sizeler Releasors, individually or collectively, now have, own, or hold, or claim to have, own, or hold, and which the Sizeler Releasors, individually or collectively, at any time ever had, owned, or held, or claimed to have had, owned, or held, against any one or more of the Proponent Released Parties for any reason whatsoever relating in any way to either Sizeler or Proponent, in law or in equity, under federal, State or local law, regulation, code, or other standard, including, without limitation, any and all claims arising from, relating to, or that were or could have been asserted in the Litigation or any other proceeding, hearing, action or forum of any nature (all such released matters being the “Sizeler Released Claims”); provided that the Sizeler Releasors shall not waive any rights to enforce the obligations under this Release or the Agreement. Sizeler warrants that this is a general release and that it, and, to its knowledge, each of the other Sizeler Releasors, has not assigned or transferred any of the Sizeler Released Claims.

2. Sizeler’s Covenant Not to Bring Claims, or Cause Claims to Be Brought. Without limiting the generality of the general release contained in Section 1 of this Release, the Sizeler Releasors further agree not to sue or otherwise institute or cause to be instituted or furthered, or solicit, encourage, assist, or cause any other individual or entity to sue or otherwise institute, further, or cause to be instituted or furthered, except as required by order or legal process of court or any agency of the federal, State, or local government, the prosecution of any Sizeler Released Claims in any proceeding, hearing, action or forum of any nature. Notwithstanding anything to the contrary in another section of this Release, and consistent with their obligations set forth in this Section 2, Sizeler Releasors may obtain the economic benefit, if any, as passive members of a class or derivative action, with respect to any claims as to any actions, omissions, or events not currently either (i) known to Sizeler, or (ii) publicly disclosed.

3. General Release of Sizeler. Proponent, on its behalf and on behalf of any and all of its current or former affiliated entities, benefit plans, departments, stockholders, officers, directors, employees, representatives, agents, attorneys, successors, and assigns (collectively, the “Proponent Releasors”), in reliance on the covenants and agreements of Sizeler set forth in this Release and the Agreement, hereby releases and forever discharges Sizeler and any and all of its current or former affiliated entities, benefit plans, departments, stockholders, officers, directors, employees, representatives, agents, attorneys, successors, and assigns (collectively, the “Sizeler Released Parties”), to the fullest extent allowed by law, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, whether known or unknown, suspected or unsuspected, which the Proponent Releasors, individually or collectively, now have, own, or hold, or claim to have, own, or hold, and which the Proponent Releasors, individually or collectively, at any time ever had, owned, or held, or claimed to have had, owned, or held, against any one or more of the Sizeler Released Parties for any reason whatsoever relating in any way to either Sizeler or Proponent, in law or in equity, under federal, State or local law, regulation, code, or other standard, including, without limitation, any and all claims arising from, relating to, or that were or could have been asserted in the Litigation or any other proceeding, hearing, action or forum of any nature (all such released matters being the “Proponent

Released Claims”); provided that the Proponent Releasors shall not waive any rights to enforce the obligations under this Release or the Agreement. Proponent warrants that this is a general release and that it, and, to its knowledge, each of the other Proponent Releasors, has not assigned or transferred any of the Proponent Released Claims.

4. Proponent ’s Covenant Not to Bring Claims, or Cause Claims to Be Brought. Without limiting the generality of the general release contained in Section 3 of this Release, the Proponent Releasors further agree not to sue or otherwise institute or cause to be instituted or furthered, or solicit, encourage, assist, or cause any other individual or entity to sue or otherwise institute, further, or cause to be instituted or furthered, except as required by order or legal process of court or any agency of the federal, State, or local government, the prosecution of any Proponent Released Claims in any proceeding, hearing, action or forum of any nature. Notwithstanding anything to the contrary in another section of this Release, and consistent with their obligations set forth in this Section 4, Proponent Releasors may obtain the economic benefit, if any, as passive members of a class or derivative action, with respect to any claims as to any actions, omissions, or events not currently either (i) known to Proponent, or (ii) publicly disclosed.

5. General.

(a) The Company represents that the individual set forth below as signatory to this Release for the Company has the authority to execute this Release on behalf of the Company and to bind the Company to the terms hereof. The individuals set forth below as signatories to this Agreement for each party have the authority to execute this Agreement on behalf of such party and to bind such party to the terms hereof.

(b) This Release shall be governed by the laws of the State of Maryland, without regard to the conflicts of law provisions thereof. Any complaint, claim, suit, or cause of action arising out of this Release shall be brought exclusively in the United States District Court for the District of Maryland, Northern Division or in the Circuit Court for Baltimore City, Maryland, and the Parties hereby expressly submit to the jurisdiction of such court for such purposes.

(c) This Release may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) The terms and conditions of this Release shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Release, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Release, except as expressly provided in this Release.

(e) If one or more provisions of this Release are held by a court of competent jurisdiction to be unenforceable under applicable law, the court shall modify the unenforceable term(s) to the least extent necessary to render the term(s) enforceable. In the event the court is unable to so modify the unenforceable term(s), the Parties agree to renegotiate such provision(s) in good faith so as to become enforceable while hewing as closely as possible to the original intent. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision(s), then (i) such provision shall be excluded from this Release, (ii) the balance of this Release shall be interpreted as if such provision were so excluded and (iii) the balance of this Release shall remain enforceable in accordance with its terms.

(f) Because any breach or threatened breach of this Release by either Party would result in continuing material and irreparable harm to the other Party, and because it would be impossible to establish the full monetary value of such damage, either Party shall be entitled to injunctive relief in its discretion, in the event of a breach or threatened breach of this Release by the other Party or any member thereof. Injunctive relief shall be in addition to any other remedy that may be available to either Party.

(g) This Release constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the Parties with respect to the subject matter hereof are expressly canceled.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Release to be executed and delivered by themselves or their duly authorized officer or attorney-in-fact as of the date first set forth above.

SIZELER PROPERTY INVESTORS, INC.

Print Name: Sidney W. Lassen
Title: Chief Executive Officer

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

Print Name: Michael L. Ashner
Title: Chief Executive Officer

EXHIBIT H

Form of Stipulation of Voluntary Dismissal

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF MARYLAND

)
SIZELER PROPERTY INVESTORS,	)
INC., et al.,	)
)
Plaintiffs/Counter-Defendants,	)
)
v.	) Civil Action No. 1:05-CV-718 RDB
)
FIRST UNION REAL ESTATE EQUITY	)
& MORTGAGE INVESTMENTS,	)
)
Defendant/Counter-Plaintiff.	)
)

STIPULATION OF DISMISSAL OF ALL CLAIMS AND

COUNTERCLAIMS WITH PREJUDICE

Pursuant to Federal Rule of Civil Procedure 41(a)(1), the parties, by their respective undersigned counsel, hereby stipulate and agree that all claims asserted by Plaintiffs/Counterclaim Defendants Sizeler Property Investors, Inc. (“Sizeler”) and the following individual members of its board of directors: J. Terrell Brown, William Byrnes, Harold Judell, Sidney W. Lassen, Thomas A. Masilla, Jr., James McFarland, Richard Pearlstone, James R. Peltier and Theodore H. Strauss (collectively, the “Directors”), against Defendant/Counterclaim Plaintiff First Union Real Estate Equity and Mortgage Investments (“First Union”), and all counterclaims asserted by First Union against Sizeler and the Directors, shall be dismissed with prejudice, with each party to bear its own costs.

Respectfully submitted,

HOGAN & HARTSON L.L.P.	BALLARD SPAHR ANDREWS & INGERSOLL LLP

Mark D. Gately (#00134)	Robert A. Scott
Mark S. Saudek (#23963)	Glenn A. Cline
111 South Calvert Street	18th Floor
Suite 1600	300 East Lombard Street
Baltimore, MD 21202	Baltimore, MD 21202-3268
Telephone: (410) 659-2700	Telephone: (410) 528.5527
Facsimile: (410) 539-6981	Facsimile: (410) 361-8937

Laura Besvinick	Stephen J. Kastenberg
1111 Brickell Avenue	51st Floor
Suite 1900	1735 Market Street
Miami, FL 33131	Philadelphia, PA 19103-7599
Telephone: (305) 459-6622	Telephone: (215) 864-8122
Facsimile: (305) 459-6550	Facsimile: (215) 864-9751

Attorneys for Plaintiffs/	Attorneys for Defendants/
Counter-Defendants,	Counter-Plaintiffs
Sizeler Property Investors, Inc.,	First Union Real Estate Equity
et al.	& Mortgage Investments

Date: September 12, 2005

STIPULATION APPROVED. Accordingly, it is hereby ORDERED that:

1. All claims asserted by Sizeler and the Directors against First Union, and all counterclaims asserted by First Union against Sizeler and the Directors, shall be and hereby are DISMISSED with prejudice.

2. This action shall be and hereby is DISMISSED in its entirety with prejudice, with each party to bear its own costs.

The foregoing is ORDERED in chambers this      day of                     , 2005.

Richard D. Bennett
Judge
United States District Court for the
District of Maryland